FOR IMMEDIATE RELEASE

Contact:
    Jeffrey W. Farrar
Executive Vice President and CFO
(434) 964-2217
jfarrar@stellarone.com

STELLARONE CORPORATION
REPORTS INCREASED THIRD QUARTER 2011 EARNINGS
Charlottesville, VA, October 27, 2011 – StellarOne Corporation (NASDAQ: STEL) (“StellarOne”) today reported third quarter 2011 earnings of $4.2 million and net income available to common shareholders of $3.9 million, or $0.17 net income per diluted common share, after deducting the dividends and discount accretion on preferred stock from net income. This represents a 28.3% increase over net income available to common shareholders of $3.1 million, or $0.13 net income per diluted common share during the same quarter in the prior year, and an 18.7% increase over net income to common shareholders of $3.3 million, or $0.14 net income per diluted common share for the second quarter of 2011.
Net income available to common shareholders for the nine month period ended September 30, 2011 totaled $9.6 million or $0.42 per diluted common share, up $4.1 million or 73.8% compared to $5.5 million or $0.24 per diluted common share for the prior year period.

“While we continue to experience significant headwinds in the economy and consumer confidence in general, we continue to make progress in strengthening our balance sheet, leveraging our human capital and improving our prospects for continuing lift in profitability. In spite of margin pressure, we managed to show some modest revenue growth for the quarter, with a smaller increase in operating expenses sequentially. Asset quality was relatively stable with some mixed results. We had notable decreases in net charge-off’s and troubled debt restructurings which were tempered by an increase in non-performing loans. On the lending front, activity seems to be increasing albeit still sluggish. We are excited about two seasoned senior commercial lender hires, one of whom will provide additional leadership to our core commercial team, and the other of whom will establish our entry into the Tidewater market with a new loan production office. We will approach this market in similar fashion to our successful entry into Richmond, with plans to add lenders and other business lines as opportunities present” said O. R. Barham, Jr., President and Chief Executive Officer.
Third quarter 2011 highlights included:

•
Net interest income on a tax-equivalent basis increased $238 thousand or 1.0% sequentially for the quarter on a slightly higher earning asset base, and was up $859 thousand or 3.6% over the same prior year period.

•
Noninterest income on an operating basis increased $325 thousand or 4.3% sequentially due to mortgage banking revenue and higher retail banking fees, the continued absence of losses on mortgage indemnifications and lower losses on foreclosed assets.

•
Pre-tax, pre-provision earnings amounted to $8.8 million for the third quarter of 2011, an increase of $417 thousand or 5.0% compared to the second quarter of 2011, and an increase of $645 thousand or 8.0% when compared to the same period in the prior year.

•	Net charge-offs decreased $1.2 million on a sequential quarter basis, and decreased $1.3 million when compared to the same period in the prior year.

•	Classified assets decreased sequentially by $6.5 million or 3.5% to $180.7 million at September 30, 2011 from $187.2 million at June 30, 2011.

•	Accruing troubled debt restructurings decreased $7.3 million on a sequential quarter basis, and decreased $2.5 million when compared to the same period in the prior year.

Net Interest Margin Improves From Prior Year, But Contracts on a Sequential Basis

Net interest income on a tax-equivalent basis amounted to $25.1 million for the third quarter of 2011, which compares favorably to $24.8 million for the second quarter of 2011, and $24.2 million for the same period in the prior year. The net interest margin was 3.77% for the third quarter of 2011, compared to 3.83% for the second quarter of 2011 and 3.63% for the third quarter of 2010. The average yield on earning assets for the current quarter decreased 11 basis points to 4.69% as compared to 4.80% for the second quarter of 2011, which was offset by a 6 basis point improvement in the cost of interest bearing liabilities, moving from 1.17% during the second quarter of 2011 to 1.11% during the third quarter of 2011. The re-pricing sensitivity of interest earning assets outpaced interest bearing liabilities during the third quarter as investment yields and loan yields contracted 32 basis points and 3 basis points, respectively, on a sequential basis.  Investment yields have contracted due to the continued runoff of higher yielding securities and lower yields realized on the recent investment of excess liquidity in the current low rate environment.  Loan yields have contracted slightly due to repricing within the current portfolio and lower yields realized on new production.  The 6 basis point improvement to the cost of funds was driven by pricing strategies implemented which reduced the cost of money market and certificate of deposit accounts. Moderate margin pressure will continue, although pricing for core deposits was significantly reduced late in the quarter, which should minimize contraction.  Pricing for quality loan opportunities continues to be fierce, and the current flattening in the yield curve will provide some additional pressure on the margin.

Growth in Operating Noninterest Income on a Sequential Basis

On an operating basis, which excludes gains and losses from sales and impairments of securities and other assets, total noninterest income amounted to $7.8 million for the third quarter of 2011, up $325 thousand or 4.3% on a sequential basis compared to $7.5 million for the second quarter of 2011, and down $132 thousand or 1.6% compared to the same period in the prior year. The sequential quarter increase on a consolidated basis is largely attributable to an increase of $436 thousand in mortgage banking related fees, an increase of $179 thousand in retail banking fees and a $143 thousand decrease in losses on the sale of foreclosed assets.  The increases in these operating line items were offset by a decrease of approximately $308 thousand in other operating revenues which was primarily driven by lower income levels from pass through entities.  The $132 thousand decrease in operating noninterest income compared to the same period in the prior year stemmed from a contraction in mortgage revenues of $635 thousand, and higher losses on foreclosed assets of $205 thousand.  These decreases were offset by an $840 thousand decrease in losses from mortgage indemnifications.

Mortgage banking revenue totaled $2.0 million for the third quarter of 2011, or up $436 thousand or 28.5% compared to $1.5 million for the second quarter of 2011 and down $635 thousand or 24.4% when compared to the same quarter in 2010.  The sequential increase was associated with comparatively lower mortgage rates resulting in increased refinance activity. However, the level of refinancing is more muted when comparing to levels in 2010, which results in the decrease compared to the same period in the prior year. Profitability levels are expected to improve in the fourth quarter as the backlog in loans held for sale is pushed out to investors.

Retail banking fee income remained stable at $4.0 million for the third quarter of 2011, an increase of $179 thousand or 4.7% compared to $3.8 million for the second quarter of 2011.  This sequential quarter increase was primarily attributable to an increase of $160 thousand in NSF revenue.

Wealth management revenues from trust and brokerage fees for the third quarter of 2011 were $1.2 million or down $158 thousand or 11.7% on a sequential quarter basis and up $59 thousand or 5.2% when compared to the $1.1 million realized during the third quarter of 2010. Lower fee realizations attributed to decreased market value of assets contributed to the revenue decrease. Fiduciary assets decreased $37.1 million sequentially to $413.6 million, compared to $450.6 million at June 30, 2011.

Net Charge-Offs Decrease While Non-Performing Assets Increase

Net charge-offs decreased sequentially during the third quarter.  Annualized net charge-offs as a percentage of average loans receivable amounted to 0.73% for the third quarter of 2011, down from 0.95% for the second quarter of 2011 results and down from 0.94% for the third quarter of 2010.  Net charge-offs for the third quarter of 2011 totaled $3.8 million or down $1.2 million compared to the $4.9 million realized during the second quarter of 2011 and down $1.3 million when compared to $5.1 million during the third quarter of 2010.

StellarOne’s non-performing assets totaled $52.5 million at September 30, 2011, up $5.2 million or 11.0% from $47.3 million at June 30, 2011 and down $9.7 million or 15.5% compared to $62.1 million at September 30, 2010.  The ratio of non-performing assets as a percentage of total assets increased to 1.77% as of September 30, 2011, compared to 1.61% as of June 30, 2011 and 2.13% at September 30, 2010.

Non-performing loans increased $5.4 million or 14.1% on a sequential quarter basis to $43.5 million at September 30, 2011, when compared to $38.1 million at June 30, 2011 and were down $8.1 million or 15.8% compared to $51.6 million at September 30, 2010.  Contributing to the sequential increase was a $5.5 million credit associated with one multifamily non-residential commercial real estate credit that went non-accrual during the quarter.  The credit is adequately collateralized with solid prospects for short term lease up and resolution.

Foreclosed assets totaled $9.0 million at September 30, 2011, down $140 thousand or 1.5% compared to $9.1 million at June 30, 2011 and down $1.5 million or 14.5% compared to $10.5 million as of September 30, 2010. Past due and matured loans between 30 and 89 days totaled $43.3 million at September 30, 2011, up $4.9 million or 12.7% compared to $38.5 million at June 30, 2011

Included in the loan portfolio at September 30, 2011, are loans classified as troubled debt restructurings (“TDRs”) totaling $40.7 million, a sequential reduction of 15.2% or $7.3 million as compared to $48.0 million at June 30, 2011. Of the total restructurings, $32.3 million are on accrual status, which represent performing relationships for which a modification to the contractual interest rate or repayment structure has been granted to address a financial hardship.  Total TDRs make up 2.0% of the total loan portfolio at September 30, 2011, while $30.4 million or 74.7% of TDRs represent residential consumer real estate loans under a mortgage modification program designed to help homeowners remain in their homes.  The sequential reduction in TDRs was largely attributable to $12.9 million being removed from TDR status during the quarter due to meeting performance and other criteria.  It is anticipated that such upgrades will continue over the next few quarters, but at a significantly reduced amount from the third quarter.

StellarOne recorded a provision for loan losses of $3.3 million for the third quarter of 2011, an increase of $150 thousand compared to the $3.2 million recognized for the second quarter of 2011 and a decrease of $200 thousand compared to the third quarter of 2010.  The third quarter 2011 provision compares to net charge-offs of $3.8 million, resulting in an allowance for loan losses of $35.3 million at September 30, 2011, a decrease of $468 thousand when compared to $35.7 million at June 30, 2011. The allowance as a percentage of total loans was 1.74% at both September 30, 2011 and June 30, 2011.  The allowance as a percentage of non-performing loans declined to 81.1% at September 30, 2011, or down 12.7% when compared to 93.8% at June 30, 2011.

Efficiency Ratio Decreases Sequentially

StellarOne’s efficiency ratio was 69.3% for the third quarter of 2011, compared to 70.0% for the second quarter of 2011 and 72.3% for the same quarter in 2010.  The sequential quarter decrease in the efficiency ratio reflects a slight increase in total revenue and stable overhead base. Noninterest expense for the third quarter amounted to $23.3 million, relatively flat compared to $23.2 million for the second quarter of 2011 and down $319 thousand or 1.3% when compared to the third quarter in 2010.

The sequential quarter increase in noninterest expense was driven by increases of $223 thousand in compensation and benefits expense, $124 thousand in occupancy costs and $66 thousand in data processing expense, which were offset by decreases of $121 thousand in supplies and equipment expense, $105 thousand in marketing expense and $51 thousand in FDIC insurance expense.  FDIC insurance expense is expected to be consistent with third quarter amounts on an ongoing basis.  The increase in compensation and benefits expense is largely related to increased commissions and incentives associated with the higher mortgage volume and will continue to be dependent on future volume.  Additionally, severance costs associated with the closure of two financial centers during the quarter contributed to this increase, but will result in favorable efficiencies going forward.

The decrease relative to the same quarter in 2010 can be attributed to a $1.0 million decrease in FDIC insurance expense and a $451 thousand decrease in other operating expenses, which largely consisted of DDA charge-offs reductions and decreases in foreclosed asset related expenses.  These reductions were partially offset by an $840 thousand increase in compensation and benefits and $249 thousand increase in supplies and equipment.  The compensation and benefits increase is related to efforts to build human capital in key management positions over the past fifteen months, and the reestablishment of incentive plans for revenue producing units. There are a number of company-wide initiatives that management believes will result in human capital cost reduction and reallocation.  This effort was evidenced by the reduction of 19 full-time equivalent positions noted on a sequential quarter basis.

Capital Position Remains Strong

StellarOne’s risk-based capital ratios substantially exceed regulatory standards for well-capitalized banks. The period-end tangible common equity ratio was 10.29% at September 30, 2011 compared to 10.11% at June 30, 2011. Tier 1 risk-based and total risk-based capital ratios were 16.26% and 17.51%, respectively, at September 30, 2011 compared to 15.91% and 17.17% at June 30, 2011. Excluding the remaining $22.5 million in preferred stock still outstanding in connection with participation in the TARP program, StellarOne’s Tier 1 risk-based capital ratio was 15.18% compared to 14.85% at June 30, 2011. Shareholders’ equity, excluding the preferred stock, represented 13.9% of total assets at September 30, 2011, while book value per common share was $18.02 per share.

Balance Sheet Expands Slightly While Loan Demand Remains Soft

Period end loans decreased $31.1 million or 1.5% as compared to the second quarter 2011, while average loans for the third quarter of 2011 were $2.06 billion or down approximately $13.0 million or 0.6% when compared to $2.08 billion for the second quarter of 2011. Muted loan demand, increased pricing competition for quality loan opportunities and increased pay-downs as a result of current economic conditions has limited the Company’s ability to drive loan growth. Average securities were $446.3 million for the third quarter, up $43.1 million or 10.7% from $403.2 million for the second quarter of 2011, reflecting increased investment activity driven by limited loan growth and increased deposits. Average deposits for the third quarter of 2011 were $2.42 billion or up $31.3 million or 1.3% on a sequential quarter basis compared to $2.39 billion for the second quarter of 2011. Average interest bearing deposits increased sequentially by approximately $28.3 million or 1.4%, while average non-interest bearing deposits increased approximately $3.0 million. At September 30, 2011, total assets were $2.96 billion, compared to $2.94 billion at June 30, 2011. Cash and cash equivalents were $157.6 million at September 30, 2011, an increase of $23.5 million or 17.6% compared to $134.0 million at June 30, 2011.

About StellarOne

StellarOne Corporation is a traditional community bank, offering a full range of business and consumer banking services, including trust and wealth management services. Through the activities of its sole subsidiary, StellarOne Bank, StellarOne operates 54 full-service financial centers, one loan production office, and a suite of ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia.

Earnings Webcast

To hear a live webcast of StellarOne’s third quarter 2011 earnings conference call at 10:00 a.m. (EDT) on October 27, 2011, please visit our website at www.StellarOne.com and click on the Investor Relations section for detailed instructions on how to participate. Replays of the conference call will be available from 1:00 p.m. (EDT) on Thursday, October 27, 2011 through 11:59 PM (EDT) on Thursday, November 3, 2011, by dialing toll free (855) 859 2056 and using passcode #16370288.

Non-GAAP Financial Measures

This report refers to the efficiency ratio, which is computed by dividing noninterest expense less amortization of intangibles and goodwill impairments as a percent of the sum of net interest income on a tax equivalent basis and non-interest income excluding gains on securities and losses on foreclosed assets. Comparison of our efficiency ratio or operating earnings with those of other companies may not be possible because other companies may calculate them differently. It also refers to operating earnings, which reflects net income adjusted for non-recurring expenses associated with mergers, asset gains and losses or expenses that are unusual in nature. Pre-tax, pre-provision earnings, which adds back provision and tax expense to net income, is used to demonstrate a more representative comparison of operational performance without the volatility of credit quality that is typically present in times of economic stress. The tangible common equity ratio is used by management to assess the quality of capital and management believes that investors may find it useful in their analysis of the company. This capital measure is not necessarily comparable to similar capital measures that may be presented by other companies. Such information is not in accordance with generally accepted accounting principles in the United States (“GAAP”) and should not be construed as such. These are non-GAAP financial measures that management believes provide investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. StellarOne, in referring to its net income, is referring to income under GAAP.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. StellarOne wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect StellarOne’s actual results, causing actual results to differ materially from those in any forward-looking statement. These factors include: (i) expected cost savings from StellarOne’s acquisitions and dispositions, (ii) competitive pressure in the banking industry or in StellarOne’s markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation, (vi) changes may occur in general business conditions, (vii) changes may occur in the securities markets, and (viii) the impact of governmental restrictions on entities participating in the US Treasury Department Capital Purchase Program. Please refer to StellarOne’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.StellarOne.com.

NOTE: Risk-based capital ratios are preliminary.

SELECTED FINANCIAL DATA (UNAUDITED)
STELLARONE CORPORATION (NASDAQ: STEL)
(Dollars in thousands, except per share data)

SUMMARY INCOME STATEMENT	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Interest income - taxable equivalent	$31,210	$32,248	$93,378	$98,098
Interest expense	6,151	8,048	18,919	26,962
Net interest income - taxable equivalent	25,059	24,200	74,459	71,136
Less: taxable equivalent adjustment	816	665	2,310	1,886
Net interest income	24,243	23,535	72,149	69,250
Provision for loan and lease losses	3,300	3,500	10,950	17,550
Net interest income after provision for loan and lease losses	20,943	20,035	61,199	51,700
Noninterest income	7,864	8,247	23,056	25,442
Noninterest expense	23,346	23,666	70,103	69,003
Income tax expense	1,242	1,088	3,036	1,203
Net income	4,219	3,528	11,116	6,936
Dividends and accretion on preferred stock	(296)	(470)	(1,482)	(1,393)
Net income available to common shareholders	$3,923	$3,058	$9,634	$5,543

Earnings per share available to common shareholders
Basic	$0.17	$0.13	$0.42	$0.24
Diluted	$0.17	$0.13	$0.42	$0.24

SUMMARY AVERAGE BALANCE SHEET	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Total loans	$2,064,789	$2,144,270	$2,084,621	$2,172,148
Total securities	446,323	397,896	403,175	378,910
Total earning assets	2,638,763	2,642,854	2,613,205	2,657,916
Total assets	2,953,313	2,977,605	2,927,458	2,987,101
Total deposits	2,419,559	2,376,285	2,389,024	2,390,404
Shareholders' equity	429,676	428,231	427,570	424,682

PERFORMANCE RATIOS	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Return on average assets	0.57%	0.47%	0.51%	0.31%
Return on average equity	3.90%	3.27%	3.48%	2.18%
Return on average realized equity (A)	3.95%	3.34%	3.52%	2.22%
Net interest margin (taxable equivalent)	3.77%	3.63%	3.81%	3.58%
Efficiency (taxable equivalent) (B)	69.27%	72.25%	70.15%	70.27%

CAPITAL MANAGEMENT	September 30,
	2011	2010

Tier 1 risk-based capital ratio	16.26%	14.49%
Tangible equity ratio	11.05%	11.05%
Tangible common equity ratio	10.29%	9.96%
Period end shares issued and outstanding	22,815,936	22,748,062
Book value per common share	$18.02	$17.56
Tangible book value per common share	$12.80	$12.25

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Shares issued	15,535	6,028	40,203	86,937
Average common shares issued and outstanding	22,807,413	22,745,527	22,787,279	22,712,383
Average diluted common shares issued and outstanding	22,869,498	22,795,132	22,856,406	22,767,862
Cash dividends paid per common share	$0.04	$0.04	$0.12	$0.12

SUMMARY ENDING BALANCE SHEET	September 30,
	2011	2010
Total loans	$2,027,081	$2,082,802
Total securities	480,787	403,415
Total earning assets	2,661,419	2,596,037
Total assets	2,957,841	2,919,570
Total deposits	2,417,988	2,348,904
Shareholders' equity	432,865	429,454

OTHER DATA
End of period full time equivalent employees	819	830

NOTES:
(A) Excludes the effect on average stockholders' equity of unrealized gains (losses) that result from changes in market values of securities and other comprehensive pension expense.

(B) Computed by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully tax equivalent basis and non-interest income excluding  gains on securities, loss on sale of foreclosed assets and other than temporary impairment on securities and goodwill. This is a non-GAAP financial measure, which we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently.

(C) Individual amounts shown above are calculated from actual, not rounded amounts in the thousands, which appear above.

QUARTERLY PERFORMANCE SUMMARY (UNAUDITED)
STELLARONE CORPORATION (NASDAQ: STEL)
(Dollars in thousands)

CREDIT QUALITY	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Allowance for loan losses:
Beginning of period	$35,736	$41,525	$37,649	$40,172
Provision for loan losses	3,300	3,500	10,950	17,550
Charge-offs	(4,085)	(5,523)	(14,883)	(19,385)
Recoveries	317	471	1,552	1,636
Net charge-offs	(3,768)	(5,052)	(13,331)	(17,749)
End of period	$35,268	$39,973	$35,268	$39,973

Accruing Troubled Debt Restructurings	$32,293	$34,827

Loans greater than 90 days past due still accruing	$566	$2,504

	September 30,
	2011	2010
Non accrual loans	$35,025	$49,192
Non accrual TDR's	8,445	2,411
Total non-performing loans	43,470	51,603
Foreclosed assets	9,009	10,535
Total non-performing assets	$52,479	$62,138
Nonperforming assets as a % of total assets	1.77%	2.13%
Nonperforming assets as a % of loans plus foreclosed assets	2.58%	2.97%
Allowance for loan losses as a % of total loans	1.74%	1.92%
Net charge-offs as a % of average loans outstanding - 3 months	0.73%	0.94%
Net charge-offs as a % of average loans outstanding - year to date	0.85%	1.09%

	September 30, 2011
	Loans Outstanding	Nonaccrual Loans	Nonaccrual Loans to Loans Outstanding
Construction and land development:
Commercial	$158,682	$8,882	5.60%
Residential	53,328	720	1.35%
Total construction and land development	$212,010	$9,602	4.53%
Commercial real estate:
Commercial real estate - owner occupied	$325,489	$6,728	2.07%
Commercial real estate - non-owner occupied	412,233	1,919	0.47%
Farmland	16,841	1,217	7.23%
Multifamily, nonresidential and junior liens	98,323	5,328	5.42%
Total commercial real estate	$852,886	$15,192	1.78%
Consumer real estate:
Home equity lines	$264,655	$2,846	1.08%
Secured by 1-4 family residential, secured by first deeds of trust	451,039	12,038	2.67%
Secured by 1-4 family residential, secured by second deeds of trust	43,731	606	1.39%
Total consumer real estate	$759,425	$15,490	2.04%
Commercial and industrial loans (except those secured by real estate)	177,678	3,132	1.76%
Consumer and other:
Consumer installment loans	$21,945	$-	0.00%
Deposit overdrafts	1,481	-	0.00%
All other loans	1,657	54	3.26%
Total consumer and other	$25,082	$54	0.22%
Total loans	$2,027,081	$43,470	2.14%

QUARTERLY PERFORMANCE SUMMARY (UNAUDITED)
STELLARONE CORPORATION (NASDAQ: STEL)
(Dollars in thousands, except per share data)

			Percent
			Increase
SELECTED BALANCE SHEET DATA	9/30/2011	9/30/2010	(Decrease)

Assets
Cash and cash equivalents	$157,587	$108,876	44.74%
Securities available for sale	480,787	403,415	19.18%
Mortgage loans held for sale	34,032	46,624	-27.01%

Loans:
Construction and land development	212,010	251,880	-15.83%
Commercial real estate	852,886	840,755	1.44%
Consumer real estate	759,425	778,311	-2.43%
Commercial and industrial loans (except those secured by real estate)	177,678	179,682	-1.12%
Consumer and other	25,082	32,174	-22.04%
Total loans	2,027,081	2,082,802	-2.68%
Deferred loan costs	457	708	-35.45%
Allowance for loan losses	(35,268)	(39,973)	-11.77%
Net loans	1,992,270	2,043,537	-2.51%

Premises and equipment, net	75,307	79,737	-5.56%
Core deposit intangibles, net	5,424	7,075	-23.34%
Goodwill	113,652	113,652	0.00%
Bank owned life insurance	32,085	30,792	4.20%
Foreclosed assets	9,009	10,535	-14.49%
Other assets	57,688	75,327	-23.42%

Total assets	2,957,841	2,919,570	1.31%

Liabilities
Deposits:
Noninterest bearing deposits	314,880	304,178	3.52%
Money market & interest checking	1,016,113	975,578	4.15%
Savings	286,882	204,390	40.36%
CD's and other time deposits	800,113	864,758	-7.48%
Total deposits	2,417,988	2,348,904	2.94%

Federal funds purchased and securities sold under agreements to repurchase	1,042	1,156	-9.86%
Federal Home Loan Bank advances	60,000	85,000	-29.41%
Subordinated debt	32,991	32,991	0.00%
Deferred income tax liability	1,604	1,062
Other liabilities	11,351	21,003	-45.96%

Total liabilities	2,524,976	2,490,116	1.40%

Stockholders' equity
Preferred stock	21,798	28,669	-23.97%
Common stock	22,816	22,748	0.30%
Additional paid-in capital	270,846	269,870	0.36%
Retained earnings	108,065	99,748	8.34%
Accumulated other comprehensive income, net	9,340	8,419	10.94%

Total stockholders’ equity	432,865	429,454	0.79%

Total liabilities and stockholders’ equity	$2,957,841	$2,919,570	1.31%

QUARTERLY PERFORMANCE SUMMARY (UNAUDITED)
STELLARONE CORPORATION (NASDAQ: STEL)
(Dollars in thousands)
			Percent
	For the three months ended		Increase
	9/30/2011	9/30/2010	(Decrease)
Interest Income
Loans, including fees	$27,018	$28,226	-4.28%
Federal funds sold and deposits in other banks	78	62	25.81%
Investment securities:
Taxable	1,829	2,134	-14.29%
Tax-exempt	1,469	1,149	27.85%
Dividends	-	11	-100.00%
Total interest income	30,394	31,582	-3.76%

Interest Expense
Deposits	5,357	6,744	-20.57%
Federal funds purchased and securities sold under agreements to repurchase	8	8	0.00%
Federal Home Loan Bank advances and other borrowings	523	1,010	-48.22%
Subordinated debt	263	286	-8.04%

Total interest expense	6,151	8,048	-23.57%

Net interest income	24,243	23,534	3.01%
Provision for loan losses	3,300	3,500	-5.71%
Net interest income after provision for loan losses	20,943	20,034	4.54%

Noninterest Income
Retail banking fees	4,019	4,125	-2.57%
Commissions and fees from fiduciary activities	821	818	0.37%
Brokerage fee income	374	318	17.61%
Mortgage banking-related fees	1,967	2,602	-24.40%
Gains (losses) on mortgage indemnifications and repurchases	31	(809)	>100.00%
Losses on sale of premises and equipment	(9)	-	N/A
Impairments on securities available for sale	-	(53)	-100.00%
Gains on securities available for sale	41	336	-87.80%
Losses / impairments on foreclosed assets	(223)	(18)	>100.00%
Income from bank owned life insurance	327	322	1.55%
Other operating income	516	606	-14.85%
Total noninterest income	7,864	8,247	-4.64%

Noninterest Expense
Compensation and employee benefits	12,527	11,687	7.19%
Net occupancy	2,108	1,996	5.61%
Supplies and equipment	2,212	1,963	12.68%
Amortization-intangible assets	413	413	0.00%
Marketing	153	313	-51.12%
State franchise taxes	596	554	7.58%
FDIC insurance	590	1,617	-63.51%
Data processing	729	634	14.98%
Professional fees	641	656	-2.29%
Telecommunications	406	410	-0.98%
Other operating expenses	2,971	3,422	-13.18%
Total noninterest expense	23,346	23,665	-1.35%

Income before income taxes	5,461	4,616	18.31%
Income tax expense	1,242	1,088	14.15%
Net income	$4,219	$3,528	19.59%

QUARTERLY PERFORMANCE SUMMARY
STELLARONE CORPORATION (NASDAQ: STEL)
(Dollars in thousands)
			Percent
	For the Nine Months Ended		Increase
	9/30/2011	9/30/2010	(Decrease)
Interest Income
Loans, including fees	$81,365	$86,162	-5.57%
Federal funds sold and deposits in other banks	211	193	9.33%
Investment securities:
Taxable	5,373	6,560	-18.09%
Tax-exempt	4,119	3,226	27.68%
Dividends	-	71	-100.00%
Total interest income	91,068	96,212	-5.35%

Interest Expense
Deposits	16,424	22,953	-28.45%
Federal funds purchased and securities sold under agreements to repurchase	24	22	9.09%
Federal Home Loan Bank advances and other borrowings	1,681	3,179	-47.12%
Subordinated debt	790	808	-2.23%

Total interest expense	18,919	26,962	-29.83%

Net interest income	72,149	69,250	4.19%
Provision for loan losses	10,950	17,550	-37.61%
Net interest income after provision for loan losses	61,199	51,700	18.37%

Noninterest Income
Retail banking fees	11,415	12,338	-7.48%
Commissions and fees from fiduciary activities	2,572	2,496	3.04%
Brokerage fee income	1,315	1,103	19.22%
Mortgage banking-related fees	5,563	6,620	-15.97%
Gain on sale of financial center	-	748	-100.00%
Losses on mortgage indemnifications and repurchases	(232)	(1,411)	-83.56%
(Losses) Gains on sale of premises and equipment	(6)	27	>100.00%
Impairments on securities available for sale	-	(53)	-100.00%
Gains on securities available for sale	62	656	-90.55%
Losses / impairments on foreclosed assets	(717)	(459)	56.21%
Income from bank owned life insurance	969	972	-0.31%
Other operating income	2,115	2,405	-12.06%
Total noninterest income	23,056	25,442	-9.38%

Noninterest Expense
Compensation and employee benefits	37,186	34,095	9.07%
Net occupancy	6,165	6,218	-0.85%
Supplies and equipment	6,752	6,295	7.26%
Amortization-intangible assets	1,238	1,238	0.00%
Marketing	737	786	-6.23%
State franchise taxes	1,788	1,662	7.58%
FDIC insurance	2,108	4,048	-47.92%
Data processing	2,029	1,741	16.54%
Professional fees	1,873	2,071	-9.56%
Telecommunications	1,221	1,256	-2.79%
Other operating expenses	9,006	9,593	-6.12%
Total noninterest expense	70,103	69,003	1.59%

Income before income taxes	14,152	8,139	73.88%
Income tax expense	3,036	1,203	>100.00%
Net income	$11,116	$6,936	60.27%

STELLARONE CORPORATION (NASDAQ: STEL)
CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
THREE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
(Dollars in thousands)

	For the Three Months Ended September 30,
	2011			2010
	Average	Interest	Average	Average	Interest	Average
Dollars in thousands	Balance	Inc/Exp	Rates	Balance	Inc/Exp	Rates

Assets
Loans receivable, net (1)	$2,064,789	$27,044	5.20%	$2,144,270	$28,274	5.23%
Investment securities
Taxable	292,359	1,829	2.45%	279,963	2,144	3.00%
Tax exempt (1)	153,964	2,260	5.74%	117,933	1,768	5.87%
Total investments	446,323	4,089	3.58%	397,896	3,912	3.85%

Interest bearing deposits	122,835	75	0.24%	61,574	37	0.24%
Federal funds sold	4,816	2	0.19%	39,114	25	0.25%
	573,974	4,166	2.84%	498,584	3,974	3.12%

Total earning assets	2,638,763	$31,210	4.69%	2,642,854	$32,248	4.84%

Total nonearning assets	314,550			334,751

Total assets	$2,953,313			$2,977,605

Liabilities and Stockholders' Equity
Interest-bearing deposits
Interest checking	$573,871	$538	0.37%	$558,996	$583	0.41%
Money market	445,187	970	0.86%	398,846	1,117	1.11%
Savings	280,640	423	0.60%	235,379	443	0.75%
Time deposits:
Less than $100,000	537,180	2,185	1.61%	594,434	2,933	1.96%
$100,000 and more	267,116	1,241	1.84%	283,747	1,668	2.33%
Total interest-bearing deposits	2,103,994	5,357	1.01%	2,071,402	6,744	1.29%

Federal funds purchased and securities sold under agreements to repurchase	1,075	8	2.91%	1,087	8	2.88%
Federal Home Loan Bank advances and other borrowings	60,000	523	3.41%	118,587	1,010	3.33%
Subordinated debt	32,991	263	3.12%	32,991	286	3.39%

	94,066	794	3.30%	152,665	1,304	3.34%

Total interest-bearing liabilities	2,198,060	6,151	1.11%	2,224,067	8,048	1.43%

Total noninterest-bearing liabilities	325,577			325,307

Total liabilities	2,523,637			2,549,374
Stockholders' equity	429,676			428,231

Total liabilities and stockholders' equity	$2,953,313			$2,977,605

Net interest income (tax equivalent)		$25,059			$24,200
Average interest rate spread			3.58%			3.41%
Interest expense as percentage of average earning assets			0.92%			1.21%
Net interest margin			3.77%			3.63%

(1) Income and yields are reported on a taxable equivalent basis using a 35% tax rate.

STELLARONE CORPORATION (NASDAQ: STEL)
CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
(Dollars in thousands)

	For the Nine Months Ended September 30,
	2011			2010
	Average	Interest	Average	Average	Interest	Average
Dollars in thousands	Balance	Inc/Exp	Rates	Balance	Inc/Exp	Rates

Assets
Loans receivable, net (1)	$2,084,621	$81,457	5.22%	$2,172,148	$86,311	5.31%
Investment securities
Taxable	260,266	5,373	2.72%	269,614	6,631	3.24%
Tax exempt (1)	142,909	6,337	5.85%	109,296	4,963	5.99%
Total investments	403,175	11,710	3.83%	378,910	11,594	4.03%

Interest bearing deposits	100,320	164	0.22%	55,560	95	0.23%
Federal funds sold	25,089	47	0.25%	51,298	98	0.25%
	528,584	11,921	2.97%	485,768	11,787	3.20%

Total earning assets	2,613,205	$93,378	4.78%	2,657,916	$98,098	4.93%

Total nonearning assets	314,253			329,185

Total assets	$2,927,458			$2,987,101

Liabilities and Stockholders' Equity
Interest-bearing deposits
Interest checking	$567,188	$1,601	0.38%	$563,238	$2,817	0.67%
Money market	430,565	3,064	0.95%	393,675	3,532	1.20%
Savings	275,404	1,306	0.63%	219,969	1,374	0.84%
Time deposits:
Less than $100,000	539,790	6,710	1.66%	617,562	9,884	2.14%
$100,000 and more	265,587	3,743	1.88%	295,455	5,346	2.42%
Total interest-bearing deposits	2,078,534	16,424	1.06%	2,089,899	22,953	1.47%

Federal funds purchased and securities sold under agreements to repurchase	1,091	24	2.95%	967	22	2.95%
Federal Home Loan Bank advances and other borrowings	66,593	1,681	3.33%	122,857	3,179	3.41%
Subordinated debt	32,991	790	3.16%	32,991	808	3.23%

	100,675	2,495	3.27%	156,815	4,009	3.37%

Total interest-bearing liabilities	2,179,209	18,919	1.16%	2,246,714	26,962	1.60%

Total noninterest-bearing liabilities	320,679			315,705

Total liabilities	2,499,888			2,562,419
Stockholders' equity	427,570			424,682

Total liabilities and stockholders' equity	$2,927,458			$2,987,101

Net interest income (tax equivalent)		$74,459			$71,136
Average interest rate spread			3.62%			3.33%
Interest expense as percentage of average earning assets			0.97%			1.36%
Net interest margin			3.81%			3.58%

(1) Income and yields are reported on a taxable equivalent basis using a 35% tax rate.

STELLARONE CORPORATION (NASDAQ: STEL)
FINANCIAL INFORMATION - FOUR QUARTER TREND (UNAUDITED)
(Dollars in thousands, except per share data)

	2011			2010
	Quarter Ended
	September 30,	June 30,	March 31,	December 31,

Interest income	$30,394	$30,369	$30,306	$31,710
Interest expense	6,151	6,326	6,443	6,950
Net interest income	24,243	24,043	23,863	24,760
Provision for loan losses	3,300	3,150	4,500	5,300
Total net interest income after provision	20,943	20,893	19,363	19,460
Non interest income	7,864	7,521	7,670	7,827
Non interest expense	23,346	23,220	23,536	23,956
Income before income taxes	5,461	5,194	3,497	3,331
Provision for income taxes	1,242	1,169	626	502
Net income	$4,219	$4,025	$2,871	$2,829
Preferred stock dividends	(223)	(354)	(370)	(378)
Accretion of preferred stock discount	(73)	(366)	(95)	(94)
Net income available to common shareholders	$3,923	$3,305	$2,406	$2,357
Net income per share
basic	$0.17	$0.15	$0.11	$0.10
diluted	$0.17	$0.14	$0.11	$0.10

STELLARONE CORPORATION (NASDAQ: STEL)
SEGMENT INFORMATION (UNAUDITED)
(Dollars in thousands)

At and for the Three Months Ended September 30, 2011

	Commercial	Mortgage	Wealth		Intersegment
	Banking	Banking	Management	Other	Elimination	Consolidated
Net interest income	$24,323	$183	$-	$(263)	$-	$24,243
Provision for loan losses	3,300	-	-	-	-	3,300
Noninterest income	5,800	2,035	1,195	28	(1,193)	7,865
Noninterest expense	21,251	1,909	1,040	340	(1,193)	23,347
Provision for income taxes	1,309	93	47	(207)	-	1,242
Net income (loss)	$4,263	$216	$108	$(368)	$-	$4,219

Total Assets	$2,915,016	$35,167	$451	$469,579	$(462,372)	$2,957,841
Average Assets	$2,922,790	$22,524	$274	$466,416	$(458,691)	$2,953,313

At and for the Three Months Ended September 30, 2010

	Commercial	Mortgage	Wealth		Intersegment
	Banking	Banking	Management	Other	Elimination	Consolidated
Net interest income	$23,437	$383	$-	$(286)	$-	$23,534
Provision for loan losses	3,500	-	-	-	-	3,500
Noninterest income	6,129	1,857	1,136	213	(1,088)	8,247
Noninterest expense	21,197	2,032	997	527	(1,088)	23,665
Provision for income taxes	1,208	62	42	(224)	-	1,088
Net income (loss)	$3,661	$146	$97	$(376)	$-	$3,528

Total Assets	$2,855,275	$47,977	$654	$466,998	$(451,334)	$2,919,570
Average Assets	$2,918,727	$41,029	$330	$465,035	$(447,516)	$2,977,605

At and for the Nine Months Ended September 30, 2011

	Commercial	Mortgage	Wealth		Intersegment
	Banking	Banking	Management	Other	Elimination	Consolidated
Net interest income	$72,356	$583	$-	$(790)	$-	$72,149
Provision for loan losses	10,950	-	-	-	-	10,950
Noninterest income	17,192	5,474	3,887	79	(3,576)	23,056
Noninterest expense	64,194	5,451	3,295	739	(3,576)	70,103
Provision for income taxes	3,202	182	178	(526)	-	3,036
Net income (loss)	$11,202	$424	$414	$(924)	$-	$11,116

Average Assets	$2,897,919	$20,653	$282	$464,177	$(455,573)	$2,927,458

At and for the Nine Months Ended September 30, 2010

	Commercial	Mortgage	Wealth		Intersegment
	Banking	Banking	Management	Other	Elimination	Consolidated
Net interest income	$69,010	$1,049	$-	$(809)	$-	$69,250
Provision for loan losses	17,550	-	-	-	-	$17,550
Noninterest income	20,281	5,269	2,463	638	(3,209)	$25,442
Noninterest expense	63,245	5,469	1,948	1,550	(3,209)	$69,003
Provision for income taxes	1,457	255	155	(664)	-	$1,203
Net income (loss)	$7,039	$594	$360	$(1,057)	$-	$6,936

Average Assets	$2,933,782	$35,528	$340	$461,711	$(444,260)	$2,987,101

STELLARONE CORPORATION (NASDAQ: STEL)
NON-GAAP RECONCILIATION (UNAUDITED)
(Dollars in thousands)

	For the three months ended
	September 30, 2011	June 30, 2011	September 30, 2010
Noninterest expense	$23,346	$23,220	$23,665
Less:
Amortization of intangible assets	413	413	413
Adjusted noninterest expense	22,933	22,807	23,252

Net interest income (tax equivalent)	25,061	24,821	24,201
Noninterest income	7,864	7,521	8,247
Less:
Gains on sale of securities available for sale	41	11	336
Losses / impairments on foreclosed assets	(223)	(366)	(18)
Impairments on securities available for sale	-	-	(53)
Net revenues	33,107	32,697	32,183

Efficiency ratio	69.3%	69.8%	72.3%

	For the three months ended
	September 30, 2011	June 30, 2011	September 30, 2010
Noninterest income	$7,864	$7,521	$8,247
Less:
Gains on securities available for sale	41	11	336
(Losses) gains on sale of premises and equipment	(9)	3	-
Impairments on securities available for sale	-	-	(53)
Operating earnings	$7,832	$7,507	$7,964

	For the three months ended
	September 30, 2011	June 30, 2011	September 30, 2010
Net income	$4,219	$4,025	$3,528
Plus:
Income tax expense	1,242	1,169	1,088
Provision for loan losses	3,300	3,150	3,500
Pre-tax pre-provision earnings	$8,761	$8,344	$8,116

	For the three months ended
	September 20, 3011	June 30, 2011
Total stockholders' equity	$432,865	$426,006
Less:
Core deposit intangibles, net	5,424	5,837
Goodwill	113,652	113,652
Preferred stock	21,798	21,725
Tangible common equity	291,991	284,792

Total assets	2,957,841	2,935,441
Core deposit intangibles, net	5,424	5,837
Goodwill	113,652	113,652
Tangible assets	2,838,765	2,815,952

Tangible common equity to assets ratio	10.29%	10.11%

CONTACT:	Jeffrey W. Farrar
Executive Vice President and CFO of StellarOne Corporation
(434) 964-2217
jfarrar@stellarone.com